NEWS

CONTACTS:
Bayer CropScience	Crompton
Greg Coffey 919-549-2404	Mary Ann Dunnell, 203-573-3034

BAYER CROPSCIENCE TO PURCHASE CROMPTON'S SHARE OF
GUSTAFSON SEED TREATMENT BUSINESS

RESEARCH TRIANGLE PARK, N.C., AND MIDDLEBURY, CONN., March 22, 2004 -- Bayer CropScience LP in the U.S. and Bayer CropScience Inc. in Canada today signed agreements to purchase Crompton Corporation's (NYSE: CK) 50 percent share of the Gustafson seed treatment business in the United States, Canada and Mexico [NAFTA] for the purchase price of U.S. $124 million in cash.

The action would give Bayer CropScience, which already holds a 50 percent share of the U.S. and Canadian Gustafson joint ventures, full ownership of Gustafson's NAFTA business, subject to customary closing conditions. The transaction is expected to close by the end of the first quarter.

Gustafson manufactures and markets seed treatment products and related equipment. Based in Plano, Texas, and Calgary, Canada, the company employs approximately 250 people in the NAFTA region. In 2003, Gustafson sales were approximately U.S. $130 million.

"Purchase of the Gustafson seed treatment business would allow us to participate directly in this increasingly important segment of the NAFTA crop protection markets," said Emil Lansu, president and CEO of Bayer CropScience LP and head of Bayer CropScience for the NAFTA region.

According to Lansu, the acquisition would give Bayer CropScience the benefit of the full range of Gustafson's products, including certain products from third parties, which would continue to make up a key component of the Gustafson product portfolio.

"We presently have several strong seed treatment products," Lansu added. "With the Gustafson purchase we look to more fully realize the potential of this business while enhancing our ability to provide solutions for growers."

Crompton will continue to participate in the global seed treatment business. In the NAFTA region, the company will supply its seed treatment products through the Bayer CropScience-Gustafson business. Crompton's seed treatment business outside of NAFTA will be unaffected by the transaction.

"We remain committed to our worldwide crop protection business, including its important seed treatment segment, and to providing the technologically advanced solutions our customers have come to expect," said Robert L. Wood, Crompton's president and chief executive officer. "The proceeds from this transaction will be used to further our goal of ongoing debt reduction."

Bayer CropScience LP is the U.S. business of Bayer CropScience, which has its global headquarters in Monheim, Germany. Bayer CropScience, a subsidiary of Bayer AG with annual sales of about EUR 5.8 billion (2003), is one of the world's leading innovative crop science companies in the areas of crop protection, non-agricultural pest control, seeds and plant biotechnology. The company offers an outstanding range of products and extensive service backup for modern, sustainable agriculture and for non-agricultural applications. Bayer CropScience has a global workforce of about 19,000 and is represented in more than 120 countries, ensuring proximity to dealers and consumers.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company's possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

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